Scott Sutton CHIEF OPERATING OFFICER I N V E S T O R D A Y M A Y 1 , 2 0 1 8

Acetate Tow storyline 2020

Celanese
The chemistry inside innovation™

- The rate of decline in acetate tow market has moderated post the China reset
- Flat earnings projected for Acetate Tow (AT) through 2020 with upside from strategic options
- Blackstone JV was designed to monetize and exit; its abandonment has opened other strategic options

INVESTOR DAY 2018

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I N V E S T O R D A Y 2 0 1 8 3 Source: GAMA data, Euromonitor, and CE estimates …and tow industry utilization rates are above 80% More stable industry dynamics 2011 2012 2013 2014 2015 2016 2017 2018F T O W V O L U M E ( k T ) 80% 100% ACETATE TOW UTILIZATION RATEUNCERTAINTIES BEHIND US: > Cigarette and tow inventory correction > China reduced demand > Reduced imports into China Global Demand Excess Capacity Utilization

I N V E S T O R D A Y 2 0 1 8 4 As the largest tow partner in China, Celanese will benefit from move to independence Opportunity to grow China dividend > Likely last major expansion in China’s path to self-sufficiency > Completed in 2018 > CE JVs >70% of China 2006 2008 2010 2012 2014 2016 2018F 2020F 120 60 0 CELANESE JVs DAICEL JVs EASTMAN JVs OTHER 2006 2008 2010 2012 2014 2016 2018F 2020F 120 60 0 CELANESE JVs DAICEL JVs EASTMAN JVs OTHER CHINA JV DIVIDEND (in millions USD) ZHUHAI EXPANSION

Innovation is another avenue for earnings

Celanese
The chemistry inside innovation™



HEAT-NOT-BURN (HNB)

- HNB cigarettes utilize unique filter tow, heating tobacco to release a warm aerosol
- HNB sticks projected to grow to 120 billion sticks over next four years



CELFX™

- Proprietary filter technology to remove 60-80% of harmful constituents
- Enables cigarette brands to justify premium pricing

Impactful innovation to drive differentiation

INVESTOR DAY 2018

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I N V E S T O R D A Y 2 0 1 8 6 Productivity run rate of $40-50 million by 2020 Continue productivity focus ~$10M ~$30M > Overhead > Selling costs > One asset > Raw material optimization > Energy optimization TOTAL STANDARD COST SAVINGS ASSET CLOSURE IN EARLY 2019

I N V E S T O R D A Y 2 0 1 8 7 Expect consistent earnings More stable industry dynamics Growing Chinese JV dividend Innovation Continued productivity MULTIPLE STRATEGIC OPTIONS STABLE INDUSTRY DYNAMICS >70% JOINT VENTURES 2017 Price/ Volume China JVs Innovation Productivity 2020F $301 $290-300 Stable AT (base business) AT (China JVs) share of China PRODUCTIVITY $40-50 MILLION2020 run rate ADJUSTED EBIT (in millions)

Innovative JV concept with Blackstone

Celanese
The chemistry inside innovation™

Synergies
- Enhanced cost competitiveness
- Enhanced long-term strategic options

Monetize
- $1.6 billion initial monetization of Acetate Tow
- Synergy opportunities of up to $0.65 per share by 2020

Reallocate
- Value uplift through reallocation of capital to higher-growth businesses

...addressed concerns about tow and created upside

INVESTOR DAY 2018 8

I N V E S T O R D A Y 2 0 1 8 9 > Blackstone-like global JV > Creates a different European market participant > Manufacturing joint ventures > Maintain independent business and customer focus ...which could convert future value to cash redeployment today New strategic options available PARTNERSHIPS & ALLIANCES NON-FULL FUNCTION GLOBAL JVs GLOBAL EXPANSION 1 ? ? > Co-producer partnerships in tow and flake > Accelerate asset closures and reduce cost